Exhibit 99.2

SAND HILL IT SECURITY ACQUISITION CORP. ANNOUNCES REGISTRATION STATEMENT REGARDING MERGER WITH ST. BERNARD SOFTWARE DECLARED EFFECTIVE BY SEC

MENLO PARK, Calif., June 26, 2006 /PRNewswire-FirstCall/ -- Sand Hill IT Security Acquisition Corp. (Sand Hill) (OTC Bulletin Board: SHQC.ob) today announced that on June 23, 2006, the Securities and Exchange Commission declared effective the S-4 Registration Statement concerning Sand Hill’s planned merger with St. Bernard Software, Inc., a privately held IT security company. The Registration Statement contains the proxy statement/prospectus for the previously announced transaction in which Sand Hill will merge with St. Bernard Software.

The merger is subject to the approval of Sand Hill stockholders and to certain other conditions that are described in the proxy statement/prospectus. The record date for Sand Hill is June 29, 2006. The proxy statement will be mailed to Sand Hill stockholders on or about July 6 and the special meeting to approve the merger will be held on Monday, July 26, 2006.

Sand Hill has filed a registration statement on Form S-4 and the proxy statement/prospectus with the SEC in connection with the proposed merger. Stockholders of Sand Hill and St. Bernard Software are urged to read the registration statement and the joint proxy statement/prospectus filed with the SEC because it contains important information. Copies of these documents may be obtained free of charge from the SEC's website at http://www.sec.gov or at Sand Hill's web site at www.sandhillsecurity.com.

About Sand Hill IT Security Acquisition Corp.

Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a public targeted acquisition corporation focused exclusively on IT security. Sand Hill consummated its initial public offering on July 30, 2004, through the sale of 4,100,000 units at $6.00 per unit. Each unit was comprised of one share of Sand Hill common stock and two warrants to purchase one share each of Sand Hill common stock. The net proceeds of the offering of approximately $22.1 million are held in a trust account with American Stock Transfer & Trust Company until consummation of a business combination with an operating business in the IT security industry. For more information, visit the Sand Hill web site at www.sandhillsecurity.com.

About St. Bernard Software

St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup. Deployed across millions of computers worldwide, the company's award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, California and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through partners, distributors and OEM worldwide. For more information, visit the St. Bernard Software web site at www.stbernard.com.

Investor Information

This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Sand Hill’s and St. Bernard Software’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transactions by the stockholders of the companies; the number and percentage of Sand Hill stockholders voting against the merger; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals, if any, whether certain market segments grow as anticipated; the competitive environment in the software industry and competitive responses to the proposed merger, as well as other relevant risks detailed in Sand Hill’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Sand Hill nor St. Bernard Software assumes any obligation to update the information contained in this press release.

In connection with the proposed merger, Sand Hill filed, with the SEC on December 16, 2005, a proxy statement and prospectus on Form S-4 that contain important information about the proposed merger. Sand Hill stockholders are urged to read the proxy statement and prospectus filed, and any other relevant materials filed by Sand Hill, because they contain, or will contain, important information about Sand Hill, St. Bernard Software and the proposed merger. These materials and other relevant materials (when they become available) and any other documents filed by Sand Hill with the SEC, may be obtained for free at the SEC's website at www.sec.gov. Investors may obtain free copies of these documents by directing a request to Sand Hill IT Security Acquisition Corp., 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025. The respective directors and executive officers of Sand Hill and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Sand Hill’s directors and executive officers is available in its Form 10-KSB/A for the year ended December 31, 2005 and 10-QSB/A for the quarter ended March 31, 2006, filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Sand Hill or St. Bernard Software and does not constitute an offer of any securities of Sand Hill for sale. Any solicitation of proxies will be made only by the definitive versions of the proxy statement and prospectus that will be mailed to all stockholders promptly after it is declared effective by the SEC. Investors and security holders of Sand Hill are urged to read the proxy statement and prospectus of Sand Hill and the relevant materials when they become available, because they will contain important information about Sand Hill and St. Bernard Software.

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